Exhibit 99.1

TEGAL CORPORATION REPORTS

FOURTH QUARTER AND FISCAL YEAR 2006 FINANACIAL RESULTS

Petaluma, Calif., May 25, 2006 — Tegal Corporation (Nasdaq: TGAL), a leading designer and manufacturer of plasma etch and deposition systems used in the production of integrated circuits and nanotechnology devices, today announced financial results for the Fourth Quarter and Fiscal Year 2006, which ended March 31, 2006. Senior management will conduct an investor conference call to discuss these results and the company’s financial outlook in more detail today at 2pm Pacific Time, Thursday May 25, 2006. More information about the conference call is provided below.

Fourth Quarter and Fiscal 2006 Highlights

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Revenues for the fourth quarter were $6.1 million, an increase of 70% from the same quarter one year ago. Revenues for the fiscal year were $21.8 million, an increase of 46% from $14.9 million in the prior fiscal year.

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Net losses for the fourth quarter were ($2.3) million or ($0.03) per share and for the full year were ($9.4) million or ($0.13) per share. These results compare to a loss of ($3.4) million or ($0.07) per share in the fourth quarter last year and a loss of ($15.4) million or ($0.33) per share for fiscal 2005.

•

Operating losses for the fourth quarter were ($2.4) million, including approximately $0.4 million in non-cash charges for depreciation, amortization, and warrants in lieu of cash payments, compared to a loss of ($3.4) million in the same quarter last year. The company posted operating losses for the year of ($8.8) million, which included approximately $3.2 million non-cash charges for depreciation, amortization, warrants in lieu of cash payments, and restricted stock unit grants. The operating loss in the prior fiscal year of ($13.5) million included approximately $1.8 million of comparable non-cash charges.

•

The company shipped a total of 18 plasma etch and sputtering systems during the year, including several systems to 3 new customers. Customers are using these systems for the production of integrated passive devices in cell phones, thin-film heads for digital recorders, MEMS sensor devices for automobiles, advanced non-volatile memory devices and advanced semiconductor packaging applications.

•

For the fourth consecutive year, Tegal was the highest rated company in the annual VLSI Research Inc.’s 10 BEST Customer Satisfaction Survey. The company has been ranked in the Top 10 in eight out of the past ten years.

•	The company completed a private equity financing with six institutional investors, issuing a total of 30.8 million shares and 15.4 million warrants, raising a total of $20 million.

•	The company appointed Murali Narasimhan as Vice President of Marketing and Scott Brown as Vice President of Sales, North America.

Financial Results

Revenues for the fiscal fourth quarter were $6.1 million, an increase of 70% from $3.6 million for the fiscal fourth quarter of 2005. Tegal reported a net loss of ($2.3) million, or ($0.03) per share, for the quarter, compared to a net loss of ($3.4) million, or ($0.07) per share in the comparable quarter one year ago.

For the full fiscal 2006, revenues were $21.8 million, an increase of 46% from $14.9 million in the prior fiscal year. Tegal reported a net loss of ($9.4) million, or ($0.13) per share for the fiscal year, compared to a net loss of ($15.4) million, or ($0.33) per share in the prior fiscal year.

Gross profits for the fourth quarter of fiscal 2006 were 20.1% compared to 1.1% in the same quarter one year ago. For the year ended March 31, 2006, gross profits were 27.2% versus 21.9% in the prior fiscal year.

Operating expenses for the fourth quarter were $3.6 million, a small increase from the fourth quarter of fiscal 2005. For the year ended March 31, 2006, total operating expenses were $14.9 million compared to operating expenses of $16.8 million in the prior fiscal year. The resulting operating loss for the fourth quarter was ($2.4) million compared to a loss of ($3.4) million in the same quarter one year ago. The Company’s operating loss for the full year was ($8.8) million, compared to an operating loss of ($13.5) million in the prior year. Tegal’s operating loss for the year included non-cash charges for depreciation, amortization, warrants in lieu of cash payments, and restricted stock unit grants.

Cash at the end of the fourth quarter was $13.8 million, up $6.7 million from the same quarter one year ago. Receivables increased by $3.4 million year-to-year, coming in at $5.3 million. Inventories increased from $5.1 million to $7.7 million year-to-year. Notes payable were negligible and accounts payable decreased by over $1 million from the prior year.

The company’s book-to-bill ratio was 0.4 during the quarter, and the backlog at the end of the fiscal year stood at $6.1 million.

Outlook

“Fiscal 2006 was a remarkably successful year for the company,” said Thomas Mika, President and CEO of Tegal Corporation. “We were able to achieve almost a 50% increase in revenues, improve our margins, advance the development of new products, and make key changes in the management of the company at the same time that we were lowering our expenses and narrowing losses. We have much more to accomplish, and we are firmly committed to further revenue increases and even narrower losses during the current fiscal year. Our mission is to transform Tegal into a high-growth, profitable, technology-based company.“

“Tegal has made significant progress in re-aligning its business strategy to grow sales in existing products and to invest in new products directed at large, existing equipment markets,” said Brad Mattson, Executive Chairman of Tegal Corporation. “This is a strategy that I have implemented successfully in the past and one that I continue to believe is achievable for Tegal.”

Investor Conference Call

The company will host a conference call for investors today (Thursday, May 25) at 5:00 p.m. (EDT) / 2:00 p.m. (PDT). The dial-in phone numbers are (800) 299-7635 or (617) 786-2901 (for international callers). Investors should reference passcode: 56530806.

A digital recording will be made available one hour after the completion of the conference call, and it will be accessible through midnight on Thursday, June 1, 2006. To access, investors should dial (888) 286-8010 or (617) 801-6888 (for international callers) and enter passcode: 19905111. The conference call also will be available live via the Investor Section of the Company’s website at: www.tegal.com. A replay of the teleconference, along with a copy of the Company’s earnings release, will be available on the Company’s website, as well.

Safe Harbor Statement

Except for historical information, matters discussed in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements, which are based on assumptions and describe our future plans, strategies and expectations, are generally identifiable by the use of the words "anticipate," "believe," "estimate," "expect," "intend," "project" or similar expressions. These forward-looking statements are subject to risks, uncertainties and assumptions about the Company including, but not limited to industry conditions, economic conditions, acceptance of new technologies and market acceptance of the Company's products and services. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. For a further discussion of these risks and uncertainties, please refer to the Company's periodic filings with the Securities and Exchange Commission.

About Tegal

Tegal provides process and equipment solutions to leading edge suppliers of advanced semiconductor and nanotechnology devices. Incorporating unique, patented etch and deposition technologies, Tegal's system solutions are backed by over 35 years of advanced development and over 100 patents. Some examples of devices enabled by Tegal technology are energy efficient memories found in portable computers, cellphones, PDAs and RFID chips; megapixel imaging chips used in digital and cellphone cameras; power amplifiers for portable handsets and wireless networking gear; and MEMS devices like accelerometers for automotive airbags, microfluidic control devices for ink jet printers, and laboratory-on-a-chip medical test kits. More information is available on the Internet at: www.tegal.com.

Contact:

Tegal Corporation

Christine Hergenrother

Vice President and Chief Financial Officer

707-763-5600

TEGAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

ASSETS

	March 31, 2006	March 31, 2005
Current assets:
Cash and cash equivalents	$13,787	$7,093
Trade receiveables, net	5,265	1,897
Inventories	7,700	5,140
Prepaid expenses and other current assets	1,270	641

Total current assets	28,022	14,771
Property and equipment, net	1,849	3,342
Intangible assets, net	1,474	1,796
Other assets	146	183

Total assets	$31,491	$20,092

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable	$27	$159
Accounts payable	2,458	3,607
Product warranty	506	252
Accrued expenses and other current liabilities	2,507	2,575
Deferred revenue	477	122

Total current liabilities	5,975	6,741
Long-term portion of capital lease obligation	2	13
Other long term obligations	6	64

Total liabilities	5,983	6,792

Stockholders' equity:
Common stock	842	528
Additional paid-in capital	119,820	99,156
Accumulated other comprehensive income	532	(110)
Accumulated deficit	(95,686)	(86,274)

Total stockholders' equity	25,508	13,300

Total liabilities and stockholders' equity	$31,491	$20,092

TEGAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2006	2005	2006	2005
Revenue	$6,053	$3,556	$21,757	$14,888
Cost of revenue	4,836	3,516	15,741	11,621

Gross profit (loss)	1,217	40	6,016	3,267

Operating expenses:
Research and development	1,327	1,529	4,753	5,772
Sales and marketing	868	675	2,963	2,905
General and administrative	1,373	1,688	7,139	6,459
In-process research and development	—	—	—	1,653

Total operating expenses	3,568	3,892	1,653	16,789

Operating income (loss)	(2,351)	(3,852)	(8,839)	(13,522)
Other income (expense), net	31	3	(573)	(1,841)

Net loss	$(2,320)	$(3,849)	$(9,412)	$(15,363)

Net loss per share, basic and diluted	$(0.03)	$(0.07)	$(0.13)	$(0.33)

Shares used in per share computation:
Basic	84,046	52,206	70,831	46,879
Diluted	84,046	52,206	70,831	46,879